                                                                  EXHIBIT 99.1

                           ATLANTIC INCOME PROPERTIES
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 1997

                                                                          Pro Forma Adj.
                                                                            To Remove           Pro Forma
                                                                           Sold Assets           12/31/97
                                                        12/31/97           (unaudited)          (unaudited)
                                                     -------------        ---------------------------------
ASSETS
Rental Properties (at cost):
   Land                                              $  4,237,041  [1]    $  (2,399,041)       $ 1,838,000
   Buildings and improvements                          18,300,368  [1]      (13,111,241)         5,189,127
                                                     -------------        ---------------------------------
                                                       22,537,409  [1]      (15,510,282)         7,027,127
Accumulated Depreciation                               (3,944,932) [1]        2,555,701         (1,389,231)
                                                     -------------        ---------------------------------
                                                       18,592,477  [1]      (12,954,581)         5,637,896

Cash and cash equivalents                                 283,889  [1]                             283,889
Restricted Cash                                           122,066               (89,948)            32,118
Accounts Receivable                                       308,641  [1]         (266,592)            42,049
Net deferred Loan and Acquisition Costs                     3,665                                    3,665
                                                     -------------        ---------------------------------
                                                     $ 19,310,738         $ (13,311,121)       $ 5,999,617
                                                     =============        =================================


LIABILITIES AND PARTNERS' CAPITAL

Debt                                                 $ 13,829,851  [1]    $  (8,201,755)       $ 5,628,096
Payables to general partners and affiliates               572,878                     0            572,878
Other liabilities                                         526,787  [1]         (143,187)           383,600
                                                     -------------        ---------------------------------
                                                       14,929,516  [1]       (8,344,942)         6,584,574

Partners' capital:
   General partners                                         3,179  [2]          (49,662)           (46,483)
   Limited partners                                     4,378,043  [2]       (4,916,517)          (538,474)
                                                     -------------        ---------------------------------
               Total partners' capital                  4,381,222            (4,966,179)          (584,957)
                                                     -------------        --------------------------------
                                                     $ 19,310,738         $ (13,311,121)       $ 5,998,617
                                                     =============        =================================


-----------------------------------------------------
[1] The pro forma entries remove the book value of the assets sold and certain other receivables, payables and mortgages related to those properties.
[2] The estimated distributions and gain on sale approximate the unaudited results from the sale.

                          ATLANTIC INCOME PROPERTIES 1
                     CONSOLIDATED STATEMENT OF OPERATIONS 1
                     FOR THE YEAR ENDED DECEMBER 31, 1997 1

                                                                             Proforma         Pro Forma
                                                                            Adjustments      Year Ended
                                                            Year Ended       To Remove       December 31,
                                                           December 31,     Sold Assets         1997
                                                               1997         (unaudited)      (unaudited)
                                                          -------------------------------------------------

Income:
   Rent                                                      $ 3,131,418      $ (2,122,698)    $ 1,008,720
   Interest and other                                             21,622            (3,970)         17,652
                                                          -------------------------------------------------
       Total Revenues                                          3,153,040        (2,126,668)      1,026,372

Expenses:
   Interest                                                    1,340,972          (789,359)        551,613
   Depreciation and Amortization                                  15,652           (15,652)              0
   Operations and maintenance                                    985,395          (453,279)        532,116
   Write-down of rental property                               1,700,000                 0       1,700,000
                                                          -------------------------------------------------
       Total operating expenses                                4,042,019        (1,258,290)      2,783,729
                                                          -------------------------------------------------

Net income (loss)                                               (888,979)         (868,378)     (1,757,357)
Net income allocated to general partners                      $   (8,890)       $   (8,684)    $   (17,574)
                                                          =================================================
Net income allocated to limited partners                      $ (880,089)       $ (859,694)   $ (1,739,783)
                                                          =================================================
Net income per limited partner unit                           $    (1.73)       $    (1.69)   $       3.42
                                                          =================================================
